                                                                    Exhibit 3.30


                       CERTIFICATE OF RETIREMENT OF STOCK

          LEXINGTON PRECISION CORPORATION, a corporation organized and existing as under the General Corporation Law of the State of Delaware ("the

Corporation"),

DOES HEREBY CERTIFY:

                  FIRST: That the Corporation acquired an aggregate of Four Hundred Fifty (450) shares of the Corporation's $4 - $8 Cumulative Convertible Preferred Stock, Series B, par value $100 per share, which shares had capital applied in connection with their acquisition and which shares upon their acquisition became retired shares.

                  SECOND: That the Restated Certificate of Incorporation of the Corporation prohibits the reissue of the shares of $4 - $8 Cumulative Convertible Preferred Stock, Series B, when so retired; and pursuant to the provisions of Section 243 of the General Corporation Law of the State of Delaware, upon the effective date of the filing of this certificate as therein provided, the Restated Certificate of Incorporation of the Corporation shall be amended so as to effect a reduction in the authorized number of shares of the $4
- $8 Cumulative Convertible Preferred Stock, Series B, to the extent of Four Hundred Fifty (450) shares, being the total number of shares retired with a par value of $100 per share, and an aggregate par value of $45,000.

                  IN WITNESS WHEREOF, the Corporation has caused this

certificate to be signed by Dennis J. Welhouse, its Senior Vice President and

Assistant Secretary, and attested to by Kelly L. MacMillan, its Treasurer, this

6th day of January, 1997.

                                        LEXINGTON PRECISION CORPORATION

                                        By:      Dennis J. Welhouse
                                                 -------------------
                                                 Dennis J. Welhouse
                                                 Senior Vice President and
                                                 Assistant Secretary

ATTEST:

By:    Kelly L. MacMillan
       --------------------
       Kelly L. MacMillan
       Treasurer